Exhibit 99.1

NEWS RELEASE

CONTACTS:	Arctic Cat Inc.	PadillaCRT
	Christopher Eperjesy	Shawn Brumbaugh
	Chief Financial Officer	shawn.brumbaugh@padillacrt.com
	ceperjesy@arcticcat.com	612-455-1754
763-354-1791

Arctic Cat Reports Fiscal 2016 Second Quarter Results

Second quarter net sales totaled $211.2 million;

Net earnings were $0.85 per diluted share;

Progress made on strategic plans to reposition company for growth;

Company lowers fiscal 2016 outlook, primarily on stronger currency headwinds

MINNEAPOLIS, October 22, 2015 – Arctic Cat Inc. (NASDAQ: ACAT) today reported net earnings of $11.2 million, or $0.85 per diluted share, on net sales of $211.2 million for the fiscal 2016 second quarter ended September 30, 2015. In the prior-year quarter, Arctic Cat reported net earnings of $15.4 million, or $1.18 per diluted share, on net sales of $262.5 million.

Christopher Metz, Arctic Cat’s president and chief executive officer, stated: “The company executed well in the second quarter on our strategies to reposition the business for a return to growth in fiscal 2017 and beyond. However, sales and earnings in the quarter were dampened by a greater than anticipated Canadian currency exchange impact and a softer ATV/ROV retail market industry-wide.”

Commenting further, Metz said: “During the second quarter, we introduced new ATV/ROV products to dealers in August and unveiled exciting product and marketing initiatives, including our exclusive partnership with racer Robby Gordon and his SPEED brand. Under this agreement, we will bring innovative side-by-side and accessory products to market.

“Additionally, our effort to rightsize our core North America ATV dealer inventory is on track through the first six months of this fiscal year. The significant reductions we achieved in the first quarter allowed us to introduce new products in the second quarter without increasing overall inventory levels. We remain committed to further reducing non-current inventory to enable a return to wholesale and retail growth of new products next fiscal year.”

The company’s key strategies to reinvigorate growth under new management include: dramatically improving Arctic Cat’s dealer network; ramping up end-user focused new products; pursuing OEM partnerships and bolt-on acquisitions; and creating a brand marketing powerhouse.

Arctic Cat Reports Fiscal 2016 Second Quarter Results – Page 2

Operating Review

Arctic Cat’s fiscal 2016 second-quarter net sales of $211.2 million were down 19.6 percent compared to strong prior-year sales of $262.5 million. Unfavorable foreign currency exchange reduced net sales by approximately 6.7 percent. Slightly higher sales in the ATV/ROV segment during the quarter primarily were driven by demand for Wildcat™ side-by-sides; this was not enough to offset lower sales of snowmobiles, and parts, garments and accessories.

Gross profit and gross profit margin in the fiscal 2016 second quarter were approximately $43.9 million and 20.8 percent, respectively, compared to $55.1 million and 21.0 percent, respectively, in the prior-year quarter, resulting mainly from lower sales volumes and foreign currency exchange impact. Approximately $14.1 million, or $0.64 per diluted share, of the year-over-year reduction in gross profit was due to unfavorable foreign currency exchange rates. Operating profit in the 2016 second quarter was $18.7 million versus operating profit of $24.1 million in the same quarter last year.

Arctic Cat ended the fiscal 2016 second quarter with cash and cash equivalents totaling $10.7 million, as planned, compared to $24.0 million a year ago. The company continued to make investments in the business to lay the foundation for future growth and improve efficiency.

For the six months ended September 30, 2015, Arctic Cat’s net earnings were $10.1 million, or $0.77 per diluted share, compared to $19.0 million, or $1.45 per diluted share, in the prior-year period. Year to date, the company’s net sales totaled $345.5 million versus $406.1 million in the year-ago first six months.

Business Line Results

ATVs/Side-by-Sides – Sales of Arctic Cat’s all-terrain vehicles (ATVs) and side-by-side recreational off-road vehicles (ROVs) in the fiscal 2016 second quarter totaled $70.8 million, up 1.7 percent compared to prior-year sales of $69.6 million. Contributing to the wholesale sales in the quarter were Wildcat side-by-sides. The company continued to curtail wholesale shipments of core ATV models to support its efforts to reduce core ATV inventory at its North America dealers.

At its dealer show in August, Arctic Cat introduced the SPEED® brand of race-inspired accessories for side-by-sides, as part of the company’s partnership with Robby Gordon and Todd Romano to co-develop innovative, industry-leading side-by-side products and accessories. Under the agreement, Gordon and Romano are providing research and development consulting on technologies for new Wildcat racing vehicles and high-performance SPEED branded accessories.

Arctic Cat Reports Fiscal 2016 Second Quarter Results – Page 3

The company also unveiled its first wave of 2016 model year off-road vehicles. The 2016 lineup features seven all-new products, including four Special Edition models built in limited quantities, powered-up Wildcat Sport models and the introduction of the new Alterra™ ATV brand.

“We are executing against aggressive new product development plans,” said Metz. “Our collaboration with Robby and Todd on the SPEED brand reflects Arctic Cat’s commitment to the high-performance, off-road vehicle market with Wildcat side-by-sides and accessories. Our new 2016 side-by-sides and ATV models are just the beginning of the innovation that we intend to bring to market, as we strive to create the ultimate off-road riding experience.”

Snowmobiles – Snowmobile sales in the fiscal 2016 second quarter totaled $109.9 million, down 30.3 percent versus $157.8 million in the prior-year quarter, chiefly stemming from lower international sales to Russia, unfavorable foreign currency exchange and lack of snow in key regions last year. Year-to-date snowmobile sales are on plan to meet the company’s full-year expectations.

In September, the company previewed a prototype single-ski snow vehicle, named the Arctic Cat SVX™ 450, at the 2015 Haydays Grass Drags.

“We are pleased to develop the industry’s first-ever, purpose-built OEM snow bike,” said Metz. “Snow biking is a growing sport across western North America. Our patented SVX 450 snow bike is designed to provide an exciting new riding experience for a category of riders who want the lightest, most affordable vehicle for mountain riding. We look forward to officially introducing our snow bike in the future. This is another example of Arctic Cat’s focus on innovation.”

Parts, Garments & Accessories – Sales of parts, garments and accessories (PG&A) in the fiscal 2016 second quarter were down 13.2 percent to $30.5 million versus $35.1 million in the prior-year quarter. The decline is primarily attributable to unfavorable foreign currency exchange and the timing of shipments, as the company changed its ATV/ROV PG&A preseason dealer order program at its August 2015 dealer show from one order, which created a single large shipment in the second quarter, to three order and shipment windows. The result of this change lowered PG&A shipments in the 2016 second quarter versus the prior year, but is expected to more evenly spread out the timing of shipments. Arctic Cat anticipates modest growth in its PG&A business this fiscal year, chiefly fueled by contributions from MotorFist® brand high-performance snow garments.

Arctic Cat Reports Fiscal 2016 Second Quarter Results – Page 4

Fiscal 2016 Full-Year Outlook

Commented Metz: “In this rebuilding year, we are addressing many near-term challenges and we are making significant progress against our strategic plans. However, due to the intensifying impact of unfavorable foreign currency exchange rates, we are lowering our fiscal 2016 full-year revenue and earnings outlook.”

For the fiscal year ending March 31, 2016, Arctic Cat now estimates full-year net sales in the range of $665 million to $675 million, with a greater unfavorable foreign currency exchange impact in the range of $27 million to $30 million pre-tax. Arctic Cat now expects fiscal 2016 full-year net earnings to be in the range of $0.05 to $0.15 per diluted share, again reflecting unfavorable foreign currency exchange rates, particularly the Canadian dollar as approximately 30 percent of Arctic Cat’s annual sales are to Canada. Foreign currency exchange headwinds are estimated to negatively impact gross profit and reduce net earnings in the range of $1.25 to $1.39 per diluted share when compared to 2015, which will be only partially offset by the company’s hedging strategy.

Previously, the company estimated full-year net sales for fiscal 2016 in the range of $690 million to $705 million, with an unfavorable foreign currency exchange impact on sales in the range of $12 million to $15 million. At that time, Arctic Cat expected fiscal 2016 full-year net earnings to be in the range of $0.80 to $0.95 per diluted share, after factoring in negative foreign currency exchange impact on gross profit and reduced net earnings in the range of $0.60 to $0.70 per diluted share.

Stated Metz: “We are confident in our strategic plans to turn the business around. While we face ongoing challenges over the next few quarters, including continued foreign currency headwinds, we see tremendous opportunities to improve the company’s operations, expand gross margins and enhance financial performance over time. We remain excited about Arctic Cat’s long-term future.”

Conference Call

A conference call is scheduled for 10 a.m. CT (11 a.m. ET) today. To listen to the live call, dial 1-888-572-7025, passcode 1948192. A telephone replay will be available through Thursday, October 29, 2015, by dialing 1-888-203-1112, passcode 1948192. To access the live webcast or webcast replay, go to www.arcticcat.com, investors, and click on the webcast icon.

Arctic Cat Reports Fiscal 2016 Second Quarter Results – Page 5

About Arctic Cat

The Arctic Cat brand is among the most widely recognized and respected in the recreational vehicle industry. The company designs, engineers, manufactures and markets all-terrain vehicles (ATVs), side-by-sides and snowmobiles, in addition to related parts, garments and accessories under the Arctic Cat® and Motorfist® brand names. Arctic Cat Inc. is headquartered in Minneapolis, Minnesota. Its common stock is traded on the NASDAQ Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The company’s Annual Report, as well as the Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, the company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements including statements related to our fiscal 2016 outlook, business strategy, performance opportunities, expected inventory reductions, product introductions and demand, and the impact of foreign currency exchange rates. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to those set forth in the company’s Annual Report on Form 10-K for the year ended March 31, 2015, under heading “Item 1A. Risk Factors.” The company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL RESULTS FOLLOW

Arctic Cat Reports Fiscal 2016 Second Quarter Results – Page 6

ARCTIC CAT INC.

Financial Highlights

($ in thousands, except per share amounts)

(Unaudited and subject to reclassification)

	Three Months Ended September 30,		Six Months Ended September 30,
Statements of Operations:	2015	2014	2015	2014
Net Sales
Snowmobile and ATV/ROV units	$180,676	$227,382	$291,781	$347,360
Parts, Garments and Accessories	30,481	35,097	53,757	58,758

Total Net Sales	211,157	262,479	345,538	406,118
Cost of Goods Sold
Snowmobile and ATV/ROV units	147,739	185,064	244,696	282,765
Parts, Garments and Accessories	19,500	22,334	34,362	37,471

Total Cost of Goods Sold	167,239	207,398	279,058	320,236

Gross Profit	43,918	55,081	66,480	85,882
Operating Expenses
Selling and Marketing	11,842	12,074	20,797	19,055
Research and Development	6,222	6,621	12,225	11,967
General and Administrative	7,202	12,325	16,353	25,229

Total Operating Expenses	25,266	31,020	49,375	56,251

Operating Profit	18,652	24,061	17,105	29,631
Other Income (Expense)
Interest Income	12	6	12	10
Interest Expense	(394)	(209)	(508)	(249)

Total Other Expense	(382)	(203)	(496)	(239)

Earnings Before Income Taxes	18,270	23,858	16,609	29,392
Income Tax Expense	7,099	8,469	6,494	10,434

Net Earnings	$11,171	$15,389	$10,115	$18,958

Net Earnings Per Share
Basic	$0.86	$1.19	$0.78	$1.47

Diluted	$0.85	$1.18	$0.77	$1.45

Weighted Average Shares Outstanding:
Basic	12,985	12,922	12,972	12,909

Diluted	13,145	13,074	13,149	13,078

	September 30,
Selected Balance Sheet Data:	2015	2014
Cash and Cash Equivalents	$10,713	$24,022
Accounts Receivable, net	68,225	104,710
Inventories	171,267	170,084
Total Assets	352,024	379,446
Total Current Liabilities	131,182	166,595
Long-term Debt	15,794	—
Shareholders’ Equity	190,380	200,223

Arctic Cat Reports Fiscal 2016 Second Quarter Results – Page 7

	Three Months Ended September 30,			Six Months Ended September 30,
Product Line Data:	2015	2014	Change	2015	2014	Change
Snowmobiles	$109,918	$157,791	(30.3)%	$168,149	$213,943	(21.4)%
ATV/ROV	70,758	69,591	1.7%	123,632	133,417	(7.3)%
Parts, Garments and Accessories	30,481	35,097	(13.2)%	53,757	58,758	(8.5)%

Total Net Sales	$211,157	$262,479	(19.6)%	$345,538	$406,118	(14.9)%

# # #